FORM 8-K PRIVATE

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  October 20, 1997.
                                                  -----------------


                        HIGH PLAINS CORPORATION

          (Exact name of registrant as specified in its charter)


          Kansas                                            #1-8680
-------------------------------                        ----------------
(State or other jurisdiction of                        (Commission File
      incorporation)                                        Number)



200 W. Douglas
Suite #820
Wichita, Kansas 67202                                   #48-0901658
----------------------                              -------------------
(Address of prinicipal                                (IRS Employer
 exeuctive offices)                                 Identification No.)


                             (316)269-4310
                     -------------------------------
                     (Registrant's telephone number)





Item  5  Other Information

Wichita, KS, OCTOBER 16, 1997 -- High Plains Corporation (NASDAQ:HIPC) today reported net earnings of $1,370,881 or $.09 per share on sales of $22,570,837 for the fiscal first quarter ended September 30, 1997. This compares to a net loss of ($1,838,238) or ($.11) per share on sales of $1,339,233 for the same quarter last year.

                                   Fiscal First Quarter
                                    Ended September 30,
                             ------------------------------
                                 1997               1996
                             ------------      ------------
Sales                        $ 22,570,837      $  1,339,233
Net Income (Loss)            $  1,370,881      $ (1,838,238)
                             ============      ============
Earnings (Loss) per share    $        .09      $       (.11)
                             ============      ============
Weighted average shares
 outstanding                   16,051,411        15,988,379


"We are pleased to announce what we feel are significant earnings this quarter in spite of delays encountered through July in eliminating the odor problem from our Industrial Grade ethanol product," said Raymond G. Friend, President. "With the help of our expert consultants, the odor problem has been eliminated, and we can now concentrate on developing a consistent presence in the Industrial Grade market. To date, Industrial Grade sales have been on a spot market basis, and largely dependant on the volatility of the market. Therefore, much of our Industrial Grade capacity was redirected to Fuel Grade production, and we produced only 577,000 gallons of Industrial Grade product during this quarter. However, we are working towards our goal of developing extended contractual relationships, and becoming a steady, long-term source of supply."

"We also experienced some capacity limitations this quarter due to problems with the wastewater treatment system at our York, Nebraska plant. This resulted in a temporary drop in production levels during the month of September to approximately 85% of capacity. We have addressed those problems, and are currently in the process of installing a new anaerobic biomethanation system for wastewater treatment that is expected to provide capacity not only for full current production, but also for future expansions. The York plant is now back to running very near 100% of its capacity, and the wastewater project should be completed within 90 to 120 days. Our Colwich, Kansas plant continues to run at full capacity."

"October 1997 Fuel Grade sales at Wintertime Oxyfuel Season prices are somewhat higher than those of the September quarter, and this increase is expected to help offset the lack of the Nebraska production incentive for the remainder of this calendar year. The yearly maximum for this $.20 per gallon incentive will be reached sometime this month, and will again be available in January of 1998."

"The partial federal excise tax exemption for ethanol, currently scheduled to expire in the year 2000, has also been the subject of recent debate in Congress. The deadline for adoption of the Highway Re-authorization Bill has been extended for six months from September 30, 1997, and both the Senate and House have bills proposed that would extend this ethanol tax incentive to the year 2007. We expect this legislation to be finalized in early spring, and we are hopeful that this important ethanol incentive will be extended."

In other news, the Company announced the retirement of its long time Treasurer and director, Roger D. Skaer. Mr. Skaer has served on the Company's board since 1985, and he is one of the Company's largest individual shareholders. Elected in his place was Donald D. Schroeder, age 56, a food processing and packaging executive from Minneapolis, Minnesota. Mr. Schroeder is a former officer of Hoemer Waldorf Corporation (a New York Stock Exchange Company), and served as Vice President of Marketing and Strategic Planning for the $1.2 billion Brown Kraft division of Champion International Corporation. Since 1985, he has been a co-owner of The Schroeder Group, which is a group of companies with diversified interests in packaging, transportation and food processing.

A conference call is being held by High Plains at 11:00 a.m. Eastern Standard Time on Tuesday, October 21, 1997, to discuss these issues and others relevant to the Company. To participate in the call, dial 800-315-8387 approximately 15 minutes prior to its starting time.

Based in Wichita, Kansas, High Plains Corporation is the only publicly traded company whose sole business is Ethanol. It is one of the largest producers of Ethanol with approximately 60 million gallons per year of current capacity. Clean burning Ethanol reduces pollutants in automotive gasoline and increases octane levels for better engine performance without increasing gas pump prices.

"THE SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to risks detailed from time to time in the Company's Securities and Exchange Commission filings.





                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date  October 20, 1997             HIGH PLAINS CORPORATION
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                                   /s/
                                   -----------------------
                                   Raymond G. Friend
                                   President